Exhibit 5.1

February 7, 2023

Cuentas Inc.

235 Lincoln Rd., Suite 210

Miami Beach, Florida 33139

Re:	Registration Statement on Form S-3 (File No. 333-262727)

Ladies and Gentlemen:

We have acted as securities counsel to Cuentas Inc., a Florida corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus initially filed pm February 14, 2022 and declared effective on September 22, 2022 (the “Base Prospectus”) and the prospectus supplement dated February 6, 2023 (the Base Prospectus and the prospectus supplement, the “Prospectus”), relating to the offering by the Company of (i) 2,123,478 shares (the “Shares”) of the Company’s common stock (“Common Stock”) and (ii) pre-warrants to purchase up to 1,664,401 shares of Common Stock (the “Pre-Funded Warrants” and such shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Warrant Shares”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Shares when issued against payment therefor as set forth in the Prospectus, will be validly issued, fully paid and non-assessable; (ii) the Warrant Shares, when issued upon exercise of the Pre-Funded Warrants against payment therefor as set forth in the Prospectus, will be validly issued, fully paid and non-assessable; and (iii) the Pre-Funded Warrants, when issued as set forth in the Prospectus, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed herein are limited to the laws of the Florida Business Corporations Act and the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on February 7, 2023, which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Experts” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the related rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP